UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2021

SUN COUNTRY AIRLINES HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road Minneapolis, MN	55450
(Address of principal executive offices)	(Zip Code)

(651) 681-3900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 16, 2021, Sun Country Airlines Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters set forth on Schedule I thereto (collectively the “Underwriters”), relating to the Company’s initial public offering (the “Initial Public Offering”) of its common stock, par value $0.01 per share (the “Common Stock”). Under the Underwriting Agreement, the Company agreed to sell 9,090,909 shares of Common Stock to the Underwriters at a purchase price per share of approximately $22.50 (the offering price to the public of $24.00 per share minus the underwriting discount and commissions) and also granted the Underwriters an option (the “Option”) to purchase up to an additional 1,363,636 shares of Common Stock at the same price for a period of 30 days following March 16, 2021. The Underwriters exercised the Option in full on March 17, 2021, and the sale of the 10,454,545 shares of Common Stock to the Underwriters closed on March 19, 2021 (the “Closing”).

The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides that the Company will indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or contribute to payments the Underwriters may be required to make because of any of those liabilities.

Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various investment banking services for the Company for which they received or will receive customary fees and expenses.

Registration Rights Agreement

On March 19, 2021, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with SCA Horus Holdings, LLC (the “Apollo Stockholder”), Amazon.com Services, LLC (“Amazon”), PAR Investment Partners, L.P. and certain of the Company’s holders of Common Stock prior to the Initial Public Offering (collectively, the “Holders”). The Apollo Stockholder is managed by affiliates of Apollo Global Management, Inc. (together with its subsidiaries, “Apollo”).

Subject to several exceptions, including the Company’s right to defer a demand registration, shelf registration or underwritten offering under certain circumstances, the Apollo Stockholder and, under certain circumstances, Amazon, may require that the Company register for public resale under the Securities Act all shares of the Company’s Common Stock that it requests to be registered at any time, subject to the restrictions in the lock-up agreements entered into in connection with the Initial Public Offering, so long as the securities being registered in each registration statement or sold in any underwritten offering are reasonably expected to produce aggregate proceeds of at least $50.0 million.

If the Company becomes eligible to register the sale of its securities on Form S-3 under the Securities Act, which will not be until at least twelve calendar months after March 16, 2021, the Apollo Stockholder and, under certain circumstances, Amazon, have the right to require the Company to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions. The Apollo Stockholder also has the right to request marketed and non-marketed underwritten offerings using a shelf registration statement, and all Holders have the right to participate in these underwritten offerings.

If the Company proposes to file certain types of registration statements under the Securities Act with respect to an offering of equity securities (including for sale by the Company or at the request of the Apollo Stockholder), the Company will be required to use its reasonable best efforts to offer the parties to the Registration Rights Agreement the opportunity to register the sale of all or part of their shares on the terms and conditions set forth in the Registration Rights Agreement (customarily known as “piggyback rights”).

All expenses of registration under the Registration Rights Agreement, including the legal fees of counsel chosen by stockholders participating in a registration, will be paid by the Company.

The registration rights granted in the Registration Rights Agreement are subject to customary restrictions including blackout periods and, if a registration is underwritten, any limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter or underwriters. The Registration Rights Agreement also contains customary indemnification and contribution provisions. The Registration Rights Agreement is governed by Delaware law.

The foregoing summary of the Registration Rights Agreement is qualified in its entirety by reference to the Registration Rights Agreement, which is filed herewith as Exhibit 10.1, and is incorporated by reference herein.

Stockholders Agreement

On March 19, 2021, the Company entered into the Third Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with the Apollo Stockholder, Amazon and certain of the Company’s holders of Common Stock prior to the Initial Public Offering.

The Stockholders Agreement provides that the Apollo Stockholder has the right, at any time until Apollo and its affiliates, including the Apollo Stockholder, no longer beneficially own at least 5% of the voting power of the outstanding Common Stock, to nominate a number of directors comprising a percentage of the Company’s board of directors in accordance with its beneficial ownership of outstanding Common Stock (rounded up to the nearest whole number), except that if Apollo and its affiliates, including the Apollo Stockholder, beneficially own more than 50% of the voting power of the outstanding Common Stock, the Apollo Stockholder will have the right to nominate a majority of the directors.

Additionally, the Stockholders Agreement also specifies that Amazon has the right to nominate a member or an observer to the Company’s board of directors for so long as Amazon holds warrants to purchase shares of Common Stock or any shares of Common Stock issued upon exercise of such warrants and the Air Transportation Services Agreement, dated as of December 13, 2019, as amended as of June 30, 2020, by and between Sun Country, Inc. and Amazon.com Services, LLC (successor to Amazon.com Services, Inc.), as amended or modified from time to time, remains in effect. Further, the Stockholders Agreement sets forth certain information rights granted to the Apollo Stockholder.

The Stockholders Agreement also provides that until Apollo and its affiliates, including the Apollo Stockholder, no longer beneficially own at least 25% of the issued and outstanding Common Stock, the Company will not take certain significant actions specified therein without the prior consent of the Apollo Stockholder.

The foregoing summary of the Stockholders Agreement is qualified in its entirety by reference to the Stockholders Agreement, which is filed herewith as Exhibit 10.2, and is incorporated by reference herein.

Income Tax Receivable Agreement

On March 19, 2021, the Company entered into the Income Tax Receivable Agreement (the “Income Tax Receivable Agreement”) with the Company’s holders of Common Stock prior to the Initial Public Offering. Pursuant to the Income Tax Receivable Agreement, the Company’s stockholders party thereto have the right to receive payment by the Company of 85% of the amount of cash savings, if any, in U.S. federal, state, local, and foreign income tax that the Company and its subsidiaries actually realize (or are deemed to realize in the case of a change of control and certain subsidiary dispositions, as discussed below) for periods starting at least 12 months after the closing date of the Initial Public Offering as a result of the utilization of the Company’s and its subsidiaries’ tax attributes existing at the time of the Initial Public Offering (the “Pre-IPO Tax Attributes”). The Pre-IPO Tax Attributes include net operating loss carryforwards, deductions, tax basis and certain other tax attributes, in each case that relate to periods (or portions thereof) ending on or prior to the closing date of the Initial Public Offering.

For purposes of the Income Tax Receivable Agreement, cash savings in income tax will be computed by reference to the reduction in the liability for income taxes resulting from the utilization of the tax benefits subject to the Income Tax Receivable Agreement. The term of the Income Tax Receivable Agreement commenced upon consummation of the Initial Public Offering and will continue until all relevant tax benefits have been utilized or expired.

If the Company undergoes certain mergers, stock and asset sales, other forms of business combinations or other transactions constituting a “changes of control” as defined in the Income Tax Receivable Agreement, the Income Tax Receivable Agreement will terminate and the Company will be required to make a payment equal to the present value of future payments under the Income Tax Receivable Agreement, which payment would be based on certain assumptions, including the assumption that the Company and its subsidiaries have sufficient taxable income to fully utilize the Pre-IPO Tax Attributes. Additionally, if the Company sells or otherwise disposes of any of its subsidiaries in a transaction that is not a change of control, the Company will be required to make a payment equal to the present value of future payments under the Income Tax Receivable Agreement attributable to the tax benefits of such subsidiary that is sold or disposed of, applying the assumptions described above.

The Income Tax Receivable Agreement provides that in the event that the Company breaches any of its material obligations under it, whether as a result of its failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all of the Company’s payment and other obligations under the Income Tax Receivable Agreement will be accelerated and will become due and payable applying the same assumptions described above.

To the extent that the Company is unable to make payments under the Income Tax Receivable Agreement for any reason, other than due to restrictions under the Company’s or its subsidiaries’ indebtedness, such payments will be deferred and will accrue interest at a rate of LIBOR plus 5.00% per annum until paid. To the extent that the Company is unable to make payments under the Income Tax Receivable Agreement due to restrictions under the Company’s or its subsidiaries’ indebtedness, such payments will be deferred and will accrue interest at a rate of LIBOR plus 3.00% per annum until paid.

No payments under the Income Tax Receivable Agreement will be required until at least 12 months after the closing date of the Initial Public Offering. The Company’s first obligations to pay amounts owed to its stockholders party thereto under the Income Tax Receivable Agreement will not arise until 2023 at the earliest. In addition, if the Company is prohibited from making payments under the Income Tax Receivable Agreement for tax benefits utilized during any periods pursuant to the Coronavirus Aid, Relief, and Economic Security Act or other governmental programs, the Company will not be required to make such payments for tax benefits utilized during such periods. Further, if the Company enters into indebtedness with a government entity of the United States that prohibits payments and will not allow such payments to be deferred, then such payments will not need to be made.

The foregoing summary of the Income Tax Receivable Agreement is qualified in its entirety by reference to the Income Tax Receivable Agreement, which is filed herewith as Exhibit 10.3, and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Registration Rights Agreement, dated as of March 19, 2021, among Sun Country Airlines Holdings, Inc. and the Holders party thereto.

10.2	Third Amended and Restated Stockholders Agreement, dated as of March 19. 2021, by and among Sun Country Airlines Holdings, Inc. and the stockholders party thereto.

10.3	Income Tax Receivable Agreement, dated as of March 19, 2021, by and among Sun Country Airlines, Inc., Sun Country Airlines Holdings, Inc. and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COUNTRY AIRLINES HOLDINGS, INC.

By:	/s/ Eric Levenhagen
	Name:	Eric Levenhagen
	Title:	Chief Administrative Officer, General
Counsel and Secretary

Dated: March 22, 2021